EXHIBIT 3.1

State of Delaware

Secretary of State

Division of Corporations

Delivered 10:17 AM 3/16/2007

FILED 10:04 AM 3/16/2007

SRV 070325644 – 2274303 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NUWAY MEDICAL INC.

NUWAY MEDICAL INC. (the “Corporation”), a Delaware corporation, hereby certifies as follows:

1. The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on September 19, 1991. The Corporation was originally incorporated under the name of Repossession Auction, Inc.

2. Pursuant to Sections 242 and 228 of the General Corporation Law, the amendments and restatements herein set forth have been duly approved by the Board of Directors and stockholders of the Corporation.

3. Pursuant to Section 245 of the General Corporation Law, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the certificate of incorporation of the Corporation, as amended to date (as so amended, the “Certificate of Incorporation”).

4. The text of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is BioLargo, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

The purpose specified in the foregoing paragraph shall in nowise be limited or restricted by reference to, or inference from, the terms of any provision in this Amended and Restated Certificate of Incorporation.

The Corporation shall possess and may exercise all powers and privileges necessary or convenient to effect the foregoing purpose, including the general powers now or hereafter conferred by the laws of the State of Delaware upon corporations formed under the General Corporation Law.

FOURTH: The total number of shares of capital stock which the Corporation is authorized to issue is 250,000,000 shares, all with a par value of $0.00067 per share, 200,000,000 shares of which shall be common stock (the “Common Stock”) and 50,000,000 shares of which shall be preferred stock (the “Preferred Stock”)

The Board of Directors of the Corporation is authorized from time to time to provide for the issuance of the shares of the Preferred Stock in one or more series and to establish the number of shares to be included in each such series and to fix the designations, powers (including voting powers), preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof and to determine or alter the powers (including voting powers), designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, granted to or imposed upon any wholly-unissued class and/or series of Preferred Stock in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such wholly-unissued class and/or series, to increase or decrease (but not below the number of shares of any such class and/or series then outstanding) the number of shares of any such class and/or series, and to fix the number of shares of any such class and/or series.

Effective at 5:00 pm Eastern Standard Time on March 19, 2007 (the “Effective Time”), pursuant to Section 242(a)(3) of the General Corporation Law, the issued and outstanding shares of the Corporation’s common stock shall be subject to a reverse split, such that every twenty-five (25) shares of the Corporation’s Common Stock, par value $0.00067 per share, issued and outstanding immediately prior to the Effective Time, will be automatically be combined into one share of Common Stock, par value $0.00067 per share. Notwithstanding the immediately preceding sentence, no fractional shares of Common Stock shall be issued to the holders of record of Common Stock in connection with the foregoing combination of shares of Common Stock. In lieu thereof, any fractional share that results from the combination described in the two immediately preceding sentences will be rounded up to the next whole share of Common Stock.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock into which the shares of Common Stock represented by such certificate outstanding prior to the Effective Time shall have been combined; PROVIDED, HOWEVER, that each holder of record of a certificate that represented shares of Common Stock outstanding prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of Common Stock into which the shares of Common Stock represented by such certificate shall have been combined.

The combination of Common Stock described in the preceding paragraphs shall not change the authorized number of shares of the Common Stock of the Corporation or the par value thereof

FIFTH: The Corporation shall, to the full extent permitted by section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

A director of the Corporation shall not be personally liable to the Corporation or its members for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

SIXTH: The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

SEVENTH: The Board of Directors shall have the power without the assent or vote of the stockholders to make, alter, amend, change, add to, or repeal the by-laws of the corporation; PROVIDED, HOWEVER, that any by-law made by the Board of Directors may be altered, amended or repealed by the stockholders at any time.

The powers and authorize herein conferred upon the Board of Directors are in furtherance, and not in limitation, of those conferred by the laws of the State of Delaware. In addition to the powers and authorities herein or by statute expressly conferred upon, it, the Board of Directors may exercise all such powers and do all such as acts and things as may be exercised or done by the corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Amended and Restated Certificate of Incorporation and to the by-laws of the Corporation; PROVIDED, HOWEVER, that no by-law made by the stockholders shall invalidate any prior act by the directors which would have been valid if such by-law had not been made.

EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors, or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the

Corporation, as the case may be agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH: The Corporation reserves the right for amend, alter, change or appeal any provision contained in this Amended and Restated Certificate of Incorporation and all rights conferred upon stockholders, directors and officers herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by Dennis Calvert, its President and Chief Executive Officer, this 16th day of March, 2007.

NUWAY MEDICAL INC.

By:	/s/ Dennis Calvert
Name:	Dennis Calvert
Title:	President and Chief Executive Officer